Exhibit 10.42

CAMBIUM NETWORKS CORPORATION
2019 SHARE INCENTIVE PLAN

Perfomance Share Option Award Notice

[Name of Optionee]

You have been awarded an option to purchase ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to the terms and conditions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) and the Share Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Share Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Performance Share Option:	You have been awarded a Nonqualified Share Option to purchase from the Company [ ] Ordinary Shares, subject to adjustment as provided in Section 6.2 of the Agreement.
Option Date:	[ , ]
Exercise Price:	$[ . ], subject to adjustment as provided in Section 6.2 of the Agreement.
Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Optionee in effect on the Option Date, (i) 50% of the Ordinary Shares subject to the Option on the Option Date will vest with respect to the performance period commencing on January 1, 2023 and ending on December 31, 2023 (the “First Performance Period”) and (ii) 50% of the Ordinary Shares subject to the Option on the Option Date will vest with respect to the performance period commencing on January 1, 2024 and ending on December 31, 2024 (the “Second Performance Period,” and collectively with the First Performance Period, the “Performance Periods”), in each case provided that the applicable Performance Goal set forth below is met and that Optionee is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies) employed by the Company or any of its Subsidiaries, in each case, from the Option Date through the date on which the Committee certifies performance for the applicable Performance Period (which shall be in no event later than the 70th day following the conclusion of the applicable Performance Period) (each a “Vesting Date”).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

Performance Goal:

The Performance Goal shall be the Company’s adjusted fully diluted earnings per share as reported on its year end 2023 and 2024, as applicable, Audit Committee approved financial statements (“Adjusted EPS”). Any adjustments to the fully diluted earnings per share over $1.30 for the First Performance Period that differs from the Company’s budget must be approved by the Audit Committee, including approval of any adjustments made to GAAP earnings per share that represent non-cash items.

First Performance Period

No Ordinary Shares shall vest with respect to the First Performance Period unless the Company attains Adjusted EPS of $1.30 or greater for the First Performance Period, and all Ordinary Shares subject to the First Performance Period shall vest if the Company attains Adjusted EPS of at least $1.50 for the First Performance Period (with the amount of Ordinary Shares vesting based on Adjusted EPS greater than $1.30 but less than $1.50 determined based on linear interpolation).

Second Performance Period

No Ordinary Shares shall vest with respect to the Second Performance Period unless the Company attains Adjusted EPS of at least $2.00 for the Second Performance Period, and if the Company attains Adjusted EPS of at least $2.00 for the Second Performance Period, then all Ordinary Shares subject to the Second Performance Period shall vest (for the avoidance of doubt, there shall be no vesting for Adjusted EPS performance below $2.00 for the Second Performance Period).

Expiration Date:

Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, all vested Options shall terminate at 5:00 p.m., U.S. Central time, on [May , 2033].

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

CAMBIUM NETWORKS CORPORATION

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Cambium Networks Corporation at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

Signature Page to Performance Share Option Agreement

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CAMBIUM NETWORKS CORPORATION
2019 SHARE INCENTIVE PLAN

Performance Share Option Agreement

Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”), an option to purchase from the Company the number of the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), set forth in the Award Notice at the price per Ordinary Share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the restrictions, terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.
Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s share plan account with the Company’s share plan administrator according to the procedures then in effect).
2.
Time and Manner of Exercise of Option.
2.1.
Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
2.2.
Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The period of time prior to the full vesting of the Option shall be referred to herein as the “Vesting Period.” The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:
(a)
Termination due to Death or Disability. If the Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of the Optionee’s death or a termination by the Company due to Disability, the Option shall remain outstanding and shall vest (a) in full with respect to any Performance Period that has been completed but with respect to which the Committee has not yet certified performance, and (b) in a pro-rated portion with respect to any Performance Period that has begun but not yet been completed, in each case subject to the Company’s attainment of the applicable Performance Goal. Such pro-rated Option shall be equal to 50% of the Ordinary Shares subject to the Option on the Option Date multiplied by a fraction, the numerator of which shall equal the number of full days in the Performance Period during which the Optionee was employed by the Company and the denominator of which shall equal 365. The vested portion of the Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the expiration of the applicable Performance Period and (ii) the Expiration Date. The portion of the Option that does

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

not become vested under this Section 2.2(a) shall be immediately forfeited by the Optionee and cancelled by the Company.
(b)
Termination other than for Cause, Death, or Disability. Except as set forth in any employment or other agreement between the Company or any of its Subsidiaries and the Optionee, if Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of a termination of Optionee’s employment (i) by the Company for any reason other than for Cause, death or Disability or (ii) by the Optionee for any reason, the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is 90 days after the date of such termination of employment and (ii) the Expiration Date.
(c)
Termination for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.
(d)
Change in Control.
(i)
In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code), the Option shall be 100% vested immediately prior to such Change in Control; provided, however, that for any Performance Period that has expired prior to the Change in Control, the portion of the Option applicable to such Performance Period shall only vest to the extent the underlying Performance Goal was achieved.
(ii)
In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares and the Performance Goals, in each case, that preserve the value of the shares subject to the Option and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control) and (A) the Optionee remains continuously employed through the end of the Vesting Period or (B) the Company terminates the Optionee’s employment without Cause or the Optionee resigns for Good Reason within 24 months following such Change in Control and the Optionee executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination (the “Release”), the Option shall vest as of the end of the Vesting Period or, if earlier, the Optionee’s termination of employment in accordance with this Section 2.2(d)(ii); provided, however, that for any Performance Period that has expired prior to the termination of employment, the portion of the Option applicable to such Performance Period shall only vest to the extent the underlying

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

Performance Goal was achieved; provided, further, that if the Option vests due to the termination of the Optionee’s termination of employment in accordance with this Section 2.2(d)(ii), then the Optionee shall remain outstanding but shall not be exercisable prior to the effectiveness of the Release. If, following a Change in Control, the Optionee experiences a termination of employment other than as set forth in Section 2.2(b) or this Section 2.2(d)(ii), the Option shall be immediately forfeited by the Optionee and cancelled by the Company. In the event of the Optionee’s termination of employment in accordance with this Section 2.2(d)(ii), then the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is 180 days after the date of such termination of employment and (ii) the Expiration Date.
(e)
Definitions.
(i)
Cause. For purposes of this Option, (i) “Cause” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Optionee in effect on the Grant Date or (ii) if the Optionee is not party to an employment or similar agreement in effect on the Grant Date and which defines “Cause,” then “Cause” shall mean one or more of the following: (A) Optionee’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Optionee’s position; (B) Optionee’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence (as such term is construed in accordance with the laws of the State of Delaware) or willful misconduct in the performance of duties to the Company or any of its Subsidiaries; (C) Optionee’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Optionee at the direct or indirect expense of the Company or any of its Subsidiaries; (D) Optionee’s conviction of, or plea of guilty or nolo contendere to, a felony (as such term is construed in accordance with the laws of the State of Delaware); or (E) Optionee’s material and willful violation of the Company’s written policies or of Optionee’s statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company or its Subsidiaries, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Optionee in bad faith or without reasonable belief that Optionee’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.
(ii)
Disability. For purpose of this Option, (i) “Disability” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Optionee in effect on the Grant Date or (ii) if the Optionee is not party to an employment or similar agreement in effect on the Grant Date and which defines “Disability,” then “Disability” shall mean Optionee’s absence from the Optionee’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Optionee’s incapacity due to physical or mental illness, as determined by the Committee.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

(iii)
Good Reason. For purposes of this Option, (A) “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Optionee in effect on the Grant Date or (B) if the Optionee is not party to an employment or similar agreement in effect on the Grant Date and which defines “Good Reason,” then “Good Reason” shall mean that the Optionee resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (1) the Company reduces the amount of the Optionee’s base salary or cash bonus opportunity (it being understood that the Board or the Committee shall have discretion to set the Company’s and the Optionee’s personal performance targets to which the cash bonus will be tied), (2) the Company adversely changes the Optionee’s reporting responsibilities or position as in effect as of the Grant Date or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Optionee holds as of the Grant Date, or (3) the Company changes the Optionee’s place of work to a location more than 50 miles from the Optionee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Optionee provides written notice to the Company of the existence of such condition not later than 60 days after the Optionee knows or reasonably should know of the existence of such condition, (y) the Company fails to remedy such condition within 30 days after receipt of such notice and (z) the Optionee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.
2.3.
Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole Ordinary Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Ordinary Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole Ordinary Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii) and (b) by executing such documents as the Company may reasonably request. No Ordinary Share or certificate representing an Ordinary Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.1, have been paid.
2.4.
Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.
3.
Transfer Restrictions and Investment Representations.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

3.1.
Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, charged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, charge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
3.2.
Investment Representation. Optionee hereby represents and covenants that (a) any Ordinary Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Ordinary Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any Ordinary Shares hereunder or (y) is true and correct as of the date of any sale of any such Ordinary Shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Ordinary Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
4.
Additional Terms and Conditions.
4.1.
Withholding Taxes.
(a)
As a condition precedent to the issuance of Ordinary Shares following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company, in addition to the purchase price of the Ordinary Shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.
(b)
Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Ordinary Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole Ordinary Shares which would

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3

otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Ordinary Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher amount as elected by the Optionee and which does not raise adverse accounting consequences). Any fraction of an Ordinary Share that would be required to satisfy such an obligation shall be disregarded, and the remaining amount due shall be paid in cash by the Optionee. No Ordinary Share or certificate representing an Ordinary Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.
4.2.
Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per Ordinary Share value to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option, the Performance Goals, and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
4.3.
Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the Ordinary Shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of Ordinary Shares hereunder, the Option may not be exercised, in whole or in part, and such Ordinary Shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
4.4.
Issuance or Delivery of Ordinary Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of Ordinary Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the register of members of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.1.
4.5.
Option Confers No Rights as Shareholder. Optionee shall not be entitled to any privileges of ownership with respect to Ordinary Shares subject to the Option unless and until such Ordinary Shares are purchased and issued upon the exercise of the Option, in whole or in

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part, and Optionee becomes a shareholder of record with respect to such issued Ordinary Shares. Optionee shall not be considered a shareholder of the Company with respect to any such Ordinary Shares not so purchased and issued.
4.6.
Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
4.7.
Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
4.8.
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
4.9.
Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Cambium Networks Corporation, Attn: Share Administration, 3800 Golf Rd Ste 360, Rolling Meadows, IL 60008, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
4.10.
Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto shall be governed by the laws of the Cayman Islands and construed in accordance therewith without giving effect to principles of conflicts of laws.
4.11.
Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.
4.12.
Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

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4.13.
Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
4.14.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
4.15.
Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-3699-6955v.3" "" 4885-3699-6955v.3